As filed with the Securities and Exchange Commission on April 20, 2017

Registration No. 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Goldcorp Inc.

(Exact Name of Registrant as Specified in its Charter)

Ontario	1041	Not Applicable
(Province or other jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 3400 – 666 Burrard St.

Vancouver, British Columbia

V6C 2X8 Canada

(604) 696-3000

(Address and telephone number of Registrant’s principal executive offices)

C T Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 590-9070

(Name, Address (Including Zip Code) and Telephone Number (Including Area Code) of Agent for Service in the United States)

Copies to:

Charlene Ripley Randall Chatwin Goldcorp Inc. Suite 3400, Park Place 666 Burrard Street Vancouver, British Columbia V6C 2X8 Canada (604) 696-3000	David S. Stone John J. Koenigsknecht Neal, Gerber & Eisenberg LLP Two North LaSalle Street Suite 1700 Chicago, Illinois 60602 (312) 269-8000	Paul Stein Cassels Brock & Blackwell LLP 2100 Scotia Plaza 40 King Street West Toronto, Ontario M5H 3C2 Canada (416) 869-5300

Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable after this registration statement becomes effective.

Province of British Columbia, Canada

(Principal Jurisdiction Regulating this Form F-10 Offering)

It is proposed that this filing shall become effective (check appropriate box):

A. ☒	Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B. ☐	At some future date (check the appropriate box below).
1. ☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing).
2. ☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
3. ☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4. ☐	After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form F-10 are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares	11,514,330	(1)(2)	$174,154,246.70	(2)	$20,184.48

(1)	The maximum aggregate number of common shares of Goldcorp (“Goldcorp Shares”) estimated to be issuable upon consummation of the exchange offer (as defined below) for all of the issued and outstanding common shares (the “Common Shares”) of Exeter Resource Corporation (“Exeter”), assuming the exercise of all of the convertible securities of Exeter and excluding any Common Shares owned directly or indirectly by Goldcorp and its affiliates, is 11,514,330, calculated by multiplying (i) the number of Common Shares of Exeter outstanding on a fully diluted basis (assuming the exercise of all convertible securities of Exeter as of March 24, 2017), by (ii) 0.12, the number of Goldcorp Shares to be exchanged for each Common Share pursuant to the transactions described herein.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with General Instruction II.H to Form F-10. The proposed maximum aggregate offering price is equal to the product of (i) US$1.82, the average of the high and low sale prices of the Common Shares as reported on the NYSE MKT on April 12, 2017, and (ii) 95,952,753, which is the estimated number of outstanding Common Share (assuming full conversion of all outstanding convertible securities for Common Shares) that may be received by Goldcorp or cancelled in the transaction described herein. If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 under the Securities Act of 1933 shall apply to this registration statement.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Item 1.    Home Jurisdiction Document

This registration statement on Form F-10 (this “Registration Statement”) is filed by Goldcorp Inc. (“Goldcorp” or the “Registrant”).

This Registration Statement relates to the offer to purchase (the “Offer”) by Goldcorp for all of the issued and outstanding common shares (the “Common Shares”) of Exeter Resource Corporation (“Exeter”), a company existing under the laws of the Province of British Columbia, other than any Common Shares held directly or indirectly by Goldcorp and its affiliates, including any Common Shares that may become issued and outstanding upon the exercise, exchange or conversion of any options or any other rights to acquire Common Shares after the date hereof but prior to the expiry time of the Offer for consideration per Common Share of 0.12 of a common share of Goldcorp.

The Offer is subject to the terms and conditions set forth in Goldcorp’s Offer to Purchase and Circular dated April 20, 2017 (the “Offer to Purchase and Circular”) and accompanying Letter of Transmittal and Notice of Guaranteed Delivery, copies of which are attached hereto as Exhibits 1.1, 1.2 and 1.3, respectively.

The information set forth in the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, including all schedules, exhibits and annexes thereto, is expressly incorporated herein by reference in response to all items of information required to be included in, or covered by, a registration statement on Form F-10, and is supplemented by the information specifically provided herein.

Item 2.    Additional Information

See the financial statements included or incorporated by reference in the Offer to Purchase and Circular.

Item 3.    Informational Legends

See the outside front cover page and the introduction of the Offer to Purchase and Circular.

Item 4.    Incorporation of Certain Information by Reference

See “Circular – Certain Information Concerning the Offeror and the Goldcorp Shares – Documents of Goldcorp Incorporated by Reference” in the Offer to Purchase and Circular.

Item 5.    List of Documents filed with the Commission

The following documents have been filed with the U.S. Securities and Exchange Commission (the “Commission”) as part of the Registration Statement: (i) the Offer to Purchase and Circular, Letter of Transmittal and Notice of Guaranteed Delivery; (ii) a press release related to the Offer; (iii) an early warning report filed under National Instrument 62-103 - the Early Warning System and Related Take-Over Bid and Insider Reporting Issues related to the Offer; (iv) the documents listed in the Offer to Purchase and Circular as incorporated by reference herein; and (v) consents of auditors, counsel and qualified persons.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

Indemnification of Officers and Directors

Under the Business Corporations Act (Ontario), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding, in which the individual is involved because of that association with the Registrant or other entity and provided that the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request and, if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. An individual is entitled to indemnification from the Registrant as in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity as set out above if the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set forth above.

In accordance with the Business Corporations Act (Ontario), the by-laws of the Registrant indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity if: the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request; in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful; and a court or other competent authority has not judged that the individual has committed any fault or omitted to do anything that the individual ought to have done.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws and the Business Corporations Act (Ontario).

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy in the United States as expressed in the Securities Act of 1933 and is therefore unenforceable.

Exhibits to Form F-10

The exhibits to this Registration Statement are listed in the exhibit index, which appears elsewhere herein and is expressly incorporated by reference herein.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to the applicable Form F-X referencing the file number of the Registration Statement.

FORM F-10

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 20th day of April, 2017.

GOLDCORP INC.

By:	/s/ David Garofalo
Name: David Garofalo
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Garofalo and Anna M. Tudela, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David A. Garofalo	President, Chief Executive Officer	April 20, 2017
David A. Garofalo	(Principal Executive Officer) and Director

/s/ Russell Ball	Executive Vice President, Chief Financial Officer and Corporate Development	April 20, 2017
Russell Ball	(Principal Financial Officer)

/s/ Ian W. Telfer
Ian W. Telfer	Director (Chairman)	April 20, 2017

/s/ Beverly A. Briscoe
Beverly A. Briscoe	Director (Vice Chairman)	April 20, 2017

/s/ Peter J. Dey
Peter J. Dey	Director	April 20, 2017

/s/ Margot Franssen
Margot Franssen	Director	April 20, 2017

/s/ Clement A. Pelletier
Clement A. Pelletier	Director	April 20, 2017

/s/ P. Randy Reifel
P. Randy Reifel	Director	April 20, 2017

/s/ Charlie Sartain
Charlie Sartain	Director	April 20, 2017

/s/ Blanca Treviño
Blanca Treviño	Director	April 20, 2017

/s/ Kenneth F. Williamson
Kenneth F. Williamson	Director	April 20, 2017

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of the Registrant in the United States on April 20, 2017.

GOLDCORP USA, INC.

By:	/s/ Anna M. Tudela
Name: Anna M. Tudela
Title: Secretary

INDEX TO EXHIBITS

Exhibits to Form F-10

Exhibit No.
1.1*	Offer to Purchase and Circular dated April 20, 2017
1.2*	Form of Letter of Transmittal
1.3*	Form of Notice of Guaranteed Delivery
1.4*	Press Release dated April 20, 2017
2.1*	Confidentiality Agreement, dated March 16, 2017, by and between Goldcorp and Exeter
4.1**	Annual Information Form of Goldcorp for the year ended December 31, 2016 (incorporated by reference to Exhibit 99.1 to Goldcorp’s Form 40-F (Commission File No. 001-12970) filed with the Commission on March 16, 2017 (the “Form 40-F”))
4.2**	Management’s Discussion and Analysis of Financial Condition and Results of Operation for the year ended December 31, 2016 (incorporated by reference to Exhibit 99.2 to the Form 40-F)
4.3**	Audited Consolidated Financial Statements of Goldcorp for the years ended December 31, 2016 and 2015 and notes and the auditor’s report in respect thereof (incorporated by reference to Exhibits 99.3 to the Form 40-F)
4.4**	The notice of annual and special meeting of shareholders and management information circular dated March 13, 2017 in respect of the annual and special meeting of shareholders to be held on April 26, 2017 (incorporated by reference to Exhibits 99.1 and 99.2 to Goldcorp’s Form 6-K (Commission File No. 001-12970), furnished to the Commission on March 24, 2017)
4.5*	Amended and Restated Support Agreement, dated April 19, 2017, by and between Goldcorp and Exeter
4.6*	Form of Lock Up Agreement entered into between Goldcorp and each director and officer of Exeter on March 28, 2017
5.1*	Consent of Deloitte LLP, Independent Registered Public Accounting Firm
5.2*	Consent of Gil Lawson
5.3*	Consent of Stephane Blais
5.4*	Consent of Christopher Osiowy
5.5*	Consent of Nuri Hmidi
5.6*	Consent of Christine Beausoleil
5.7*	Consent of Denis Fleury
5.8*	Consent of Andy Fortin
5.9*	Consent of Luc Joncas
5.10*	Consent of Dan Redmond
5.11*	Consent of Dr. Sally Goodman
5.12*	Consent of Dr. Guillermo Pareja
5.13*	Consent of Andrew de Ruijter
5.14*	Consent of Andrew Tripp
5.15*	Consent of Kevin Murray
5.16*	Consent of Luke Evans
5.17*	Consent of Hugo Miranda
5.18*	Consent of Kathleen Ann Altman
5.19*	Consent of Brad Armstrong
5.20*	Consent of Cassels Brock & Blackwell LLP
5.21*	Consent of Thornsteinssons
5.22*	Consent of Cariola Díez Pérez-Cotapos
6.1*	Powers of Attorney (included on the signature pages of this Registration Statement on Form F-10)

* Filed herewith.

** Incorporated by reference.